Exhibit 10.2

October 7, 2013

Mr. Brent A. Walters

920 Wootton Rd.

Bryn Mawr, PA 19010

Subject:	Employment Offer

Dear Brent:

On behalf of Rich Lavin, I am pleased to extend the following offer of employment with Commercial Vehicle Group, Inc. (The “Company”).

Job Title	General Counsel, Chief Compliance Officer & Corporate Secretary

Start Date	Monday, October 28, 2013

Reports To	Rich Lavin, President and Chief Executive Officer

Salary	$315,000 if annualized, payable bi-weekly

Relocation	The Company will pay or reimburse all documented, reasonable and customary expenses related to your relocation to Central Ohio. Relocation benefits include home marketing assistance, temporary housing, costs associated with the sale and/or purchase of a home, and relocation of household goods. Relocation services may be provided by SIRVA on behalf of Commercial Vehicle Group. The maximum budget for your relocation is $100,000. Costs incurred in excess of the budget may be considered but are subject to specific review and additional approvals as expense overruns are incurred.

All eligible expenses must be incurred and submitted within 12 months of your hire date in order to be eligible for relocation benefits. All relocation expenses paid or reimbursed by the Company are recoverable if you resign or are terminated for cause within 24 months of your final relocation payment. The amount recoverable will be equal to 1/24th of the reimbursement for each full month left in the repayment period at the time of separation.

7800 Walton Parkway / New Albany, OH / 43054 / 614.289.5360

Equity Incentives	You will be eligible to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during your employment term for which similarly situated employees are generally eligible. The level of participation in any such plan shall be determined at the sole discretion of the Board from time to time.

(a) You will be granted, within thirty (30) days of hire, an award of 10,000 shares of restricted stock pursuant to the terms of the Company’s Equity Incentive Plan. Such restricted stock will vest ratably over three years. The terms and conditions of the award shall be governed in all respects by the definitive documentation related to the grant of such award.

(b) You shall be eligible, pursuant to the terms of the Company’s long-term incentive plan, to receive an additional discretionary annual restricted stock and/or restricted cash award. The terms and conditions of such awards will be no less favorable than those awards granted to other senior officers of the Company, except to the extent duplicative of the restricted shares received at hire.

Bonus	You will be eligible for an annual discretionary award targeted at 75% of your base compensation, pro-rated for 2013 based on your start date.

The 2013 Annual Incentive Plan measures are exclusively financial in nature and are tied to corporate and divisional Net Sales, Operating Profit Margin and Return on Average Invested Capital targets. Payouts range from 0% - 200% of target based on performance against plan.

Vacation	Four weeks per calendar year, pro-rated for 2013 at 13.33 hours per month.

Holidays	Ten days, in accordance with annual observation calendar.

Group Benefits	Hospital/Surgical/Medical, Dental and Vision insurance is available for you and all eligible dependents. Coverage is effective on the first day of the month following your date of hire. A bi-weekly payroll deduction will apply based on the type of coverage you select.

Group life insurance coverage equal to $750,000 is provided at no cost to you and with no medical exam required. This coverage is also effective on the first day of the month following your date of hire.

Short term disability coverage applies after 180 days of employment and provides disability pay at 100% of your base salary for the first two weeks and up to an additional 24 weeks at 60% of base salary.

Long term disability coverage takes effect following the exhaustion of your short term disability coverage.

All associates over the age of eighteen are eligible for enrollment in our 401(k) Savings Plan on the first day of the month following date of hire. Currently, the company matching contribution is fifty cents for every dollar contributed, up to 6% of annual salary. Matching contributions vest ratably over three years.

7800 Walton Parkway / New Albany, OH / 43054 / 614.289.5360

You will also be eligible to enroll in Commercial Vehicle Group’s Deferred Compensation Plan.

Details on our salaried benefit programs are enclosed with this letter. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

Stock Ownership	Pursuant to the Company’s Stock Ownership Guidelines published March 7, 2011, executive officers are expected to own and hold shares of the Company’s common stock with a Value (as defined in the Stock Ownership Policy) equal to two times your annual base salary.

Conditional	This offer is contingent upon you successfully passing a pre-employment background check and drug screen.

This offer will remain open through close of business on October 10, 2013. If you have any questions, please contact me directly at 614-289-0253.

On behalf of Rich Lavin, and all of us at CVG, we anticipate your positive response and look forward to welcoming you to the organization soon.

Sincerely,

/s/ Laura Macias

Laura L. Macias
Vice President Human Resources

7800 Walton Parkway / New Albany, OH / 43054 / 614.289.5360